Exhibit (k.4)


            FULFILLMENT SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into as of this
15th  day of October, 1999, by and between LCM Internet
Growth  Fund, Inc., a corporation organized  under  the
laws of the State of Maryland (hereinafter referred  to
as  the  "Company"),  LCM Capital Management,  Inc.,  a
corporation  organized under the laws of the  State  of
Illinois  (hereinafter referred to as  the  "Adviser"),
LaSalle  St.  Securities,  LLC.,  a  limited  liability
company  organized  under the  laws  of  the  State  of
Illinois  (hereinafter referred to  as  "LaSalle")  and
Firstar  Mutual  Fund  Services,  LLC,  a   corporation
organized  under  the laws of the  State  of  Wisconsin
(hereinafter referred to as "FMFS").

      WHEREAS,  the Company is a closed-end  management
investment  company  which  is  registered  under   the
Investment Company Act of 1940, as amended;

      WHERAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended;

      WHEREAS, the Adviser serves as investment adviser to the Company;

      WHEREAS, LaSalle is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and serves as principal underwriter of Company shares;

      WHEREAS, FMFS provides fulfillment services to mutual funds, and

      WHEREAS, the Company, the Adviser and LaSalle desire to retain FMFS to provide fulfillment services to the Company.

     NOW, THEREFORE, the parties agree as follows:

1.   Duties and Responsibilities of FMFS

     1. Answer all prospective shareholder calls concerning the Company.
     2. Send all available Company material requested by the prospect within 24 hours from time of call.
     3. Receive and update all Company fulfillment literature so that the most current information is sent and quoted.
     4. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m.CT).
     5.  Maintain and store Company fulfillment inventory.
     6. Send periodic fulfillment reports to the Company as agreed upon between the parties.

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2.   Duties and Responsibilities of the Company

     1.  Provide Company fulfillment literature updates to FMFS as necessary.
     2. Coordinate with LaSalle the filing with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Company requests FMFS send to prospective shareholders.
     3. Supply FMFS with sufficient inventory of fulfillment materials as requested from time to time by FMFS.
     4. Provide FMFS with any sundry information about the Company in order to answer prospect questions.

3.   Indemnification

The Company agrees to indemnify FMFS from any liability
arising   out   of  the  distribution  of   fulfillment
literature,  which  has  not  been  approved   by   the
appropriate  Federal  and  State  Regulatory  Agencies.
FMFS agrees to indemnify the Company from any liability arising from the improper use of fulfillment literature during the performance of duties and responsibilities identified in this agreement. FMFS will be liable for bad faith, negligence or willful misconduct on its part in its duties under this Agreement.

4.   Compensation

The Adviser agrees to compensate FMFS for the services performed under this Agreement in accordance with the attached Exhibit A. All invoices shall be paid within ten days of receipt.

5. Proprietary and Confidential Information

FMFS  agrees  on  behalf of itself and  its  directors,
officers, and employees to treat confidentially and  as
proprietary information of the Company all records  and
other  information relative to the Company  and  prior,
present, or potential shareholders of the Company  (and
clients  of  said shareholders), and not  to  use  such
records and information for any purpose other than  the
performance   of   its  responsibilities   and   duties
hereunder,  except  after  prior  notification  to  and
approval in writing by the Company which approval shall
not  be  unreasonably withheld and may not be  withheld
where FMFS may be exposed to civil or criminal contempt
proceedings  for failure to comply, when  requested  to
divulge    such   information   by   duly   constituted
authorities, or when so requested by the Company.

6. Termination

This Agreement may be terminated by either party upon 10 days written notice.

7.  No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the Company, or to conduct business in the name of, or for the account of the Company.

8.  Data Necessary to Perform Services

The  Company  or  its agent, which may be  FMFS,  shall
furnish  to  FMFS  the data necessary  to  perform  the
services  described herein at such times  and  in  such
form  as mutually agreed upon.  If FMFS is also  acting
in  another  capacity for the Company,  nothing  herein
shall  be  deemed  to  relieve  FMFS  of  any  of   its
obligations in such capacity.

9.  Notification of Error

The Company will notify FMFS of any error caused by FMFS the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Company; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or within three (3) business days of receiving notice from any shareholder.

10.Year 2000 Representation

FMFS hereby represents and warrants that it does not anticipate that the "Year 2000 Problem" will have a material impact on its ability to perform its duties under this Agreement. The "Year 2000 Problem" refers to the inability of computer systems to properly process and calculate date-related information and data from and after January 1, 2000.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.


LCM INTERNET GROWTH FUND, INC.          FIRSTAR MUTUAL FUND SERVICES, LLC


By:  /s/ Michael R. Grady, Jr.          By:  /s/ Joseph Neuberger
   --------------------------              --------------------------

Attest:  /s/ William M. Thimes          Attest:  /s/ Victoria A. Kampa
      -------------------------              -------------------------


LCM CAPITAL MANAGEMENT, INC.             LA SALLE ST. SECURITIES, LLC


By:  /s/ Michael R. Grady, Jr.           By:  /s/ Scott Barlow
    ---------------------------             ------------------------
Attest:  /s/ William M. Thimes           Attest:  /s/ William M. Thimes
       ------------------------               ------------------------

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            Literature Fulfillment Services
                  Annual Fee Schedule

                                                       Exhibit A


Base Service                       $100 per month

Customer Service
          State registration compliance edits
          Literature database
          Record prospect request and profile
          Prospect servicing 8:00 am to 7:00 pm CT
          Recording and transcription of requests received off-hours Periodic reporting of leads to client
          Service Fee:             $.99  / minute

Assembly and Distribution of Literature Requests
          Generate customized prospect letters
          Assembly and insertion of literature items
          Inventory tracking
          Inventory storage, reporting
          Periodic reporting of leads by state, items requested, market source
          Service Fee:            $.45 / lead - insertion of up to 4 items/lead
                                  $.15 / additional inserts

Fees and reasonable out-of-pocket expenses are billed to Company monthly